QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

AXS-ONE ANNOUNCES SECOND QUARTER
EARNINGS FOR 2003

Company reports 8th consecutive profitable quarter

Company Contact: William Levering AXS-One Inc. wlevering@axsone.com (201) 935-3400	IR Contact: Matthew Hayden Hayden Communications matt@haydenir.com (760) 487-1137
  •
  8th Consecutive Quarter of Profitability
  •
  Quarterly Revenues Increased To $9,588,000 From $9,363,000 In 2002
  •
  Quarterly License Revenue Increased 83% To $1,354,000 From $740,000 In 2002
  •
  6 Month Period License Revenue Increased 35% To $2,595,000 From $1,924,000 In 2002
  •
  Reduced Debt by $900,000 During The First Six Months of 2003

RUTHERFORD, NJ—July 30, 2003—AXS-One Inc. (AMEX: AXO), a leading provider of e-business solutions, today announced its financial results for the second quarter and six month period ended June 30, 2003.

        Revenues for the quarter ended June 30, 2003 increased to $9,588,000 from $9,363,000 in the corresponding prior year period. License revenues for the quarter increased 83 percent to $1,354,000 from $740,000 in the second quarter of 2002. Operating income was $157,000 compared to $452,000 in the second quarter of 2002. Net income for the three months was $155,000, or $.01 per diluted share, compared to $179,000, or $.01 per diluted share for the second quarter of 2002, marking the Company's eighth consecutive quarter of profitability.

        For the six-month period ended June 30, 2003, revenues increased to $19,033,000 from $18,459,000 in the corresponding prior year period. License revenues for the six months increased 35 percent to $2,595,000 from $1,924,000 in 2002. Operating income totaled $677,000 compared to $1,079,000 in 2002. The decrease in operating income was primarily attributable to an increase in expenses related to higher rent and overhead costs, as well as organizational changes in the Company's South Africa operations. Net income for the six months increased slightly to $582,000, or $.02 per diluted share, from $576,000, or $.02 per diluted share for the corresponding six months in 2002.

        During the quarter, 50 percent of license revenue was derived from e-Cellerator™ solutions. Approximately 35 percent of license revenue came from domestic customers, and the remaining 65 percent represented international customers. Our services revenue, which is generally recurring or partially-recurring in nature, represents 85% of total revenue.

        John Rade, AXS-One Chief Executive Officer stated, "We are pleased to announce our eighth consecutive quarter of profitability and have made progress on several fronts during the quarter. AXS-One has invested in two dynamic growth areas which are showing increasing demand in areas where there is currently limited competition. The first area of compliance, security and corporate governance saw its first sale this quarter, an important milestone in a market that we believe will continue to show strong growth opportunities. Fueled by the Sarbanes-Oxley Act, SEC and NASD rules, along with the Homeland Security Act, an increasing number of companies in the financial industry are beginning to understand the importance of documenting their email and in-house communications to comply. On this front, we completed the integration of our AXSPoint® product line with EMC Corporation's Centera and Centera Compliance Edition content addressed storage (CAS) systems during the second quarter."

        Mr. Rade continued, "The second area of growth is in collaboration software, which virtually links companies with their customers and suppliers. Finally, this quarter we announced the availability of our AXS-One® Enterprise version 8w, the Silver Anniversary edition of AXS-One's financial management solutions."

        Mr. Rade went on to say; "We are particularly encouraged by improvements in our software licensing from the same period last year as that in turn should begin to generate additional consulting revenue and maintenance streams. It is important to remember that some of the initiatives we have put into place in the collaboration commerce and E-Mail compliance areas are intended to build important recurring revenue streams. While these service-based revenue streams do not produce the dramatic impact of single up-front fee licenses, they can provide longer term, more stable and predictable revenue streams with the same or potentially even greater margins.

        We have an installed base of stable customers generating cash and we have no long term debt. Our total short term debt balance is down to $1.44 million and we are contractually decreasing $150,000 of this balance per month. While operating income was lower for the first six months we were still able to increase our net income, which resulted from lower interest expenses and equity in income from our joint ventures. We are encouraged by the level of activity in our affiliates from around the world and believe that the opportunity for new business opportunities has increased during the past year."

About AXS-One Inc.

        AXS-One (AMEX: AXO) is a provider of supply chain management solutions for service industries that extend the finance function and allow organizations to work collaboratively with their partners, suppliers, employees, and customers while preserving investments in existing systems. AXS-One has implemented high-volume, interoperable, scalable and secure business solutions for global 2000 organizations. Its Web Services based technology has been critically acclaimed as best of class. AXS-One has approximately 250 employees in offices worldwide, including Australia, Canada, Singapore, the United Kingdom, the United States, and South Africa. AXS-One was founded in 1978, and is based in Rutherford, New Jersey, U.S.A. For further information, visit the AXS-One web site at http://www.AXS-One.com.

        AXS-One, the AXS-One logo, "Access Tommorrow Today," AXSPoint and TransAXS are registered trademarks of, and e-Cellerator, AXS Desk, "AXS-One Collaboration FrameWorks," SMART and Tivity are trademarks of, AXS-One Inc. in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

        Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO's Securities and Exchange Commission filings.

# # #

-Table Follows-

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2002	June 30, 2003	June 30, 2002	June 30, 2003
Revenues:
License fees	$740	$1,354	$1,924	$2,595
Services	8,522	8,160	16,346	16,249
Other—related parties	101	74	189	189

Total revenues	9,363	9,588	18,459	19,033

Operating expenses:
Cost of license fees	337	378	702	719
Cost of services	3,888	4,003	7,695	7,967
Sales and marketing	1,920	2,124	3,436	3,755
Research and development	1,710	1,578	3,426	3,252
General and administrative	1,056	1,348	2,121	2,663

Total operating expenses	8,911	9,431	17,380	18,356

Operating income	452	157	1,079	677

Other income (expense):
Interest income	10	20	23	32
Interest expense	(88)	(46)	(175)	(119)
Gain on sale of subsidiary	51	—	70	71
Equity in income (losses) of joint ventures	(200)	134	(297)	115
Other expense, net	(46)	(82)	(124)	(166)

Other income (expense), net	(273)	26	(503)	(67)

Net income before income taxes	179	183	576	610
Income tax expense	—	(28)	—	(28)

Net income	$179	$155	$576	$582

Basic net income per common share	$0.01	$0.01	$0.02	$0.02

Weighted average basic common shares outstanding	24,804	24,960	24,798	24,913

Diluted net income per common share	$0.01	$0.01	$0.02	$0.02

Weighted average diluted common shares outstanding	25,673	25,462	25,764	25,773

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

QuickLinks

  Exhibit 99.1
AXS-ONE ANNOUNCES SECOND QUARTER EARNINGS FOR 2003
AXS-ONE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)